                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ---------------------

                                 SCHEDULE 13G


                               (RULE 13d - 102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                              (AMENDMENT NO. 2)(1)



                                  MINIMED INC.
                   -----------------------------------------
                               (Name of Issuer)




                          Common Stock, $.01 par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  60365K 10 8
                   -----------------------------------------
                                (CUSIP Number)




-----------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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
CUSIP NO.  60365K 10 8             SCHEDULE 13G


  (1)     NAME OF REPORTING PERSONS
          OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Alfred E. Mann
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. Citizen
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    4,442,126(1)
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     156,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   4,442,126(1)
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               156,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,598,126(1)
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          of Common Stock outstanding as of December 31, 1997
          35.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          IN
          ---------------------------------------------------------------------



------------------------
(1) Includes shares owned directly by Reporting Person and shares owned through corporations wholly-owned by Reporting Person; includes 121,000 shares which Reporting Person had the right to acquire pursuant to options which vest within 60 days of December 31, 1997.





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CUSIP No.         60365K 10 8

ITEM  1(a)        NAME OF ISSUER:

                  MiniMed Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  12744 San Fernando Road
                  Sylmar, California  91342

ITEM 2(a)         NAME OF PERSONS FILING:

                  Alfred E. Mann

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  12744 San Fernando Road
                  Sylmar, California  91342

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value.

ITEM 2(e)         CUSIP NUMBER:

                  60365K  10 8

ITEM 3            THE PERSON FILING THIS STATEMENT IS A:

                  Not applicable.



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ITEM 4.  OWNERSHIP

---------------------------------------------------------------------------------------------------------------------
(a)                  (b)             (c)
                                     (i)                  (ii)                (iii)               (iv)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Total Amount         % of Class      Sole Power to Vote   Share Power to      Sole Power to       Shared Power to
                                     or to direct the     Vote or to direct   dispose of or to    Dispose or to
                                     vote                 the Vote            direct              direct
                                                                              disposition of      Disposition of

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
  4,598,126*          35.7%          4,442,126*            156,000            4,442,126*           156,000
---------------------------------------------------------------------------------------------------------------------

* Includes 121,000 shares which Reporting Person has right to acquire pursuant to the options which vest within 60 days of December 31, 1997.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
         COMPANY:

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10. CERTIFICATION:

                  Not applicable.



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                                    SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                     February 13, 1998



                                                     /s/ Alfred E. Mann
                                                     ---------------------------
                                                     Alfred E. Mann



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